Exhibit 99.1

IVAX DIAGNOSTICS REPORTS SECOND QUARTER RESULTS

Provides Update on the Status of

the Development of the PARSEC® System

MIAMI—(BUSINESS WIRE)—August 10, 2007—IVAX Diagnostics, Inc. (AMEX:IVD) reported net revenues of $5,121,000 for the second quarter of 2007, a decrease of $242,000, or 4.5%, from the second quarter of 2006. Net loss for the second quarter of 2007 was $463,000, compared to net loss of $118,000 for the second quarter of 2006. Net loss for the second quarter of 2007 increased compared to the second quarter of 2006 primarily due to an increase in operating expenses of $372,000. This increase in operating expenses was principally due to increases in general and administrative expenses resulting from increases in Italian bad debt expenses and research and development costs. Despite a decline in total net revenues of $242,000 caused by lower Italian net revenues, total gross profit remained relatively unchanged due to improved gross margin on domestic sales of reagent kits, allowing gross profit as a percentage of net revenues to increase to 58.2% of net revenues in the second quarter of 2007 from 55.4% of net revenues in the second quarter of 2006. Net revenues for the six months ended June 30, 2007 were $10,067,000, a decrease of $14,000, or 0.1%, from the same period of 2006. Net loss for the six months ended June 30, 2007 was $701,000 compared to net loss of $915,000 for the same period of 2006. Net loss in the six months ended June 30, 2006 included the $201,000 cumulative effect of a change in accounting principle as a result of IVAX Diagnostics’ adoption of SFAS 123(R) as of January 1, 2006. Net loss decreased in the six months ended June 30, 2007 compared to the same period of 2006 due to an improvement in gross profit partially offset by an increase in operating expenses. Despite no significant variation in total net revenues, gross profit increased $264,000 to $5,968,000 in the six months ended June 30, 2007, or 59.3% of net revenues in the six months ended June 30, 2007, from 56.6% of net revenues in the six months ended June 30, 2006, due to an improvement in domestic gross profit percentage.

As a result of continuing delays in the development of the PARSEC® System, IVAX Diagnostics engaged a third party consulting firm to independently evaluate the PARSEC® System and the status of its development. The consulting firm recently reported that it is not likely that IVAX Diagnostics will be able to meet its previously announced target of the third quarter of 2007 for submitting its 510(k) application for the PARSEC® System to the Food and Drug Administration primarily as a result of the status of the proprietary operating system and other software components utilized in the development and operation of the instrument. IVAX Diagnostics is currently analyzing the consulting firm’s findings and is currently unable to provide guidance with respect to the future commercialization of the PARSEC® System.

At June 30, 2007, IVAX Diagnostics had an aggregate of approximately $1.5 million of inventory, fixed assets and equipment on lease relating to the PARSEC® System, as well as approximately $4.7 million of goodwill attributable to its Italian operation. If IVAX Diagnostics determines that all or a portion of these assets are obsolete or unrecoverable, then IVAX Diagnostics would be required to record an impairment charge with respect to all or a portion of these amounts.

The status of the PARSEC® System could also impact the timeframe during which IVAX Diagnostics had expected to begin marketing hepatitis test kits manufactured at its Italian facilities pursuant to a technology license. At June 30, 2007, IVAX Diagnostics had approximately $1.2 million of intangible assets and approximately $0.5 million of accrued payables relating to the technology license. If the progress of IVAX Diagnostics’ efforts to begin marketing hepatitis test kits is adversely impacted, then IVAX Diagnostics could be required to record an impairment charge with respect to all or a portion of these intangible assets and pay all or a portion of these accrued payables.

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc., headquartered in Miami, Florida, develops, manufactures and markets proprietary diagnostic reagents, instrumentation, and software in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l., and ImmunoVision, Inc. Teva Pharmaceutical Industries Limited, through its wholly-owned IVAX Corporation subsidiary, owns approximately 72% of IVAX Diagnostics, Inc.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation: risks and uncertainties regarding the PARSEC® System, including, without limitation, that in light of the consulting firm’s findings IVAX Diagnostics does not expect to be able to meet its previously announced target of the third quarter of 2007 for submitting its 510(k) application for the PARSEC® System to the Food and Drug Administration, that the PARSEC® System may not perform as or be available when expected, that IVAX Diagnostics’ international activities associated with the PARSEC® System may be impacted by the delay in the full commercial release of the PARSEC® System, that IVAX Diagnostics may not be able to submit its 510(k) application for the PARSEC® System to the Food and Drug Administration when expected or at all, that IVAX Diagnostics may not be able to obtain 510(k) clearance from the Food and Drug Administration for the PARSEC® System when expected or at all, that IVAX Diagnostics may not be successful in its marketing of the PARSEC® System, that customers may not integrate the PARSEC® System into their operations as readily as expected, that sales and reagent rentals of the PARSEC® System may adversely affect sales and reagent rentals of the Mago® Plus and the Mago® 4, and that if IVAX Diagnostics makes future design changes to the PARSEC® System, develops improved instrument versions of the PARSEC® System or decides that the commercial launch of the PARSEC® System will be further delayed or ultimately cancelled, then IVAX Diagnostics could be required to record additional expenses or impairment charges with respect to all or a portion of its inventory, fixed assets and equipment on lease relating to the PARSEC® System as well as goodwill attributable to its Italian operation which would adversely affect IVAX Diagnostics and its financial condition, operating results and stock price; risks and uncertainties regarding the Mago® 4, including, without limitation, that the Mago® 4 may not perform as or be available when expected, that IVAX Diagnostics may not be able to submit its 510(k) application for the Mago® 4 to the Food and Drug Administration when expected or at all, that IVAX Diagnostics may not be able to obtain 510(k) clearance from the Food and Drug Administration for the Mago® 4 when expected or at all, that IVAX Diagnostics may not be able to obtain all necessary regulatory approvals for the Mago® 4 when expected or at all, that IVAX Diagnostics may not be successful in its marketing of the Mago® 4, that customers may not integrate the Mago® 4 into their operations as readily as expected, and that sales and reagent rentals of the Mago® 4 may adversely affect sales and reagent rentals of the Mago® Plus and the PARSEC® System; risks and uncertainties regarding hepatitis technology and products, including, without limitation, that IVAX Diagnostics may not successfully receive the transfer of hepatitis technology when expected or at all, that if IVAX Diagnostics does successfully receive the transfer of hepatitis technology, then IVAX Diagnostics may not be able to manufacture its own hepatitis assays when expected or at all, obtain CE approval for its hepatitis kits when expected or at all, make commercial deliveries of its hepatitis kits when expected or at all, or cause its own hepatitis assays to be run in conjunction with the PARSEC® System or the Mago® 4, and that if the progress of IVAX Diagnostics’ efforts to market hepatitis kits is adversely impacted by the developments relating to the PARSEC® System, then IVAX Diagnostics could be required to record additional expenses or impairment charges with respect to all or a portion of its intangible assets and pay all or a portion of the accrued payables relating to the hepatitis technology license which would adversely affect IVAX

Diagnostics and its financial condition, operating results, cash position and stock price; that improved financial performance or results may not occur; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risks and uncertainties set forth above, investors should consider the economic, competitive, governmental, technological and other risks and uncertainties discussed in IVAX Diagnostics’ filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings.

IVAX DIAGNOSTICS, INC.

RESULTS OF OPERATIONS

(Unaudited)

	Three months		Six months
Period Ended June 30,	2007	2006	2007	2006
Net revenues	$5,121,164	$5,362,989	$10,067,354	$10,081,374
Cost of sales	2,141,448	2,392,984	4,099,829	4,377,637

Gross profit	2,979,716	2,970,005	5,967,525	5,703,737

Operating expenses:
Selling	1,374,017	1,409,976	2,727,433	2,901,811
General and administrative	1,577,284	1,305,164	3,031,918	2,743,961
Research and development	608,114	472,190	1,080,124	964,738

Total operating expenses	3,559,415	3,187,330	6,839,475	6,610,510

Loss from operations	(579,699)	(217,325)	(871,950)	(906,773)

Other income:
Interest income	90,483	110,728	179,466	230,515
Other income (expense), net	62,579	10,142	63,131	(765)

Total other income, net	153,062	120,870	242,597	229,750

Loss before income taxes	(426,637)	(96,455)	(629,353)	(677,023)

Provision for income taxes	36,094	21,621	71,666	37,227

Loss before cumulative effect of change in accounting principle	(462,731)	(118,076)	(701,019)	(714,250)

Cumulative effect of change in accounting principle	—	—	—	(201,000)

Net loss	$(462,731)	$(118,076)	$(701,019)	$(915,250)

Net loss per share, before cumulative effect of change in accounting principle
Basic and diluted	$(0.02)	$(0.01)	$(0.03)	$(0.03)

Cumulative effect of change in accounting principle, per share
Basic and diluted	$—	$—	$—	$(0.01)

Net loss per share
Basic and diluted	$(0.02)	$(0.01)	$(0.03)	$(0.04)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	27,649,887	27,632,876	27,649,887	27,628,379

Diluted	27,649,887	27,632,876	27,649,887	27,628,379

IVAX DIAGNOSTICS, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$2,065,124	$1,995,730
Marketable debt securities	6,725,000	6,650,000
Accounts receivable, net of allowances for doubtful accounts of $1,370,505 in 2007 and $1,093,070 in 2006	6,950,515	7,489,272
Inventories, net	5,377,521	5,557,528
Other current assets	1,191,313	1,183,571

Total current assets	22,309,473	22,876,101
Property, plant and equipment, net	2,290,217	2,301,580
Equipment on lease, net	285,309	386,762
Product license	1,242,936	1,255,936
Goodwill, net	6,722,725	6,722,725
Other assets	166,088	163,998

Total assets	$33,016,748	$33,707,102

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$590,040	$935,896
Accrued license payable	537,837	526,800
Accrued expenses and other current liabilities	3,110,268	3,048,285

Total current liabilities	4,238,145	4,510,981

Other long-term liabilities:
Deferred tax liabilities	603,835	572,089
Other long-term liabilities	961,764	885,890

Total other long-term liabilities	1,565,599	1,457,979

Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares, issued and outstanding 27,649,887 in 2007 and 2006	276,498	276,498
Capital in excess of par value	40,817,501	40,781,825
Accumulated deficit	(13,477,221)	(12,776,202)
Accumulated other comprehensive loss	(403,774)	(543,979)

Total shareholders’ equity	27,213,004	27,738,142

Total liabilities and shareholders’ equity	$33,016,748	$33,707,102

Contact:	Duane M. Steele
IVAX Diagnostics, Inc.
305-324-2338
www.ivaxdiagnostics.com